AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

between

PENN MUTUAL ASSET MANAGEMENT, LLC

and

ALLIANCEBERNSTEIN L.P.


      This AMENDED AND RESTATED INVESTMENT SUB-ADVISORY
AGREEMENT, made as of October 1, 2017 by and between PENN MUTUAL
ASSET MANAGEMENT, LLC ("Adviser"), a limited liability company organized and existing under the laws of the State of Pennsylvania, and ALLIANCEBERNSTEIN L.P. ("Sub-Adviser"), a
Delaware limited partnership.

WITNESSETH:

      WHEREAS, Penn Series Funds, Inc. ("Penn Series") is a Maryland corporation and an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares in separate series with each series representing interests in a separate fund of securities and other assets; and

      WHEREAS, Adviser and Sub-Adviser are engaged principally in the business of rendering investment advisory services and are registered as investment advisers under the Investment Advisers
Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS, Adviser is authorized to render investment advisory services to Penn Series and to enter into a sub-advisory agreement with a sub-adviser for the rendering of investment advisory services to Penn Series; and

      WHEREAS, Adviser desires Sub-Adviser to render investment sub-advisory services to Penn Series in the manner and on the terms and conditions hereinafter set forth; and Sub-Adviser desires to render such services, in such manner and under such terms; and

      WHEREAS, Adviser and Sub-Adviser desire to amend and restate the Investment Sub-Advisory Agreement dated August 22, 2008, as amended November 17, 2011, May 14, 2015, and July 1, 2016 to incorporate the substance of the aforementioned amendments and reflect a mutually agreed upon reduction in the sub-advisory fee rate to be paid by Adviser to Sub-Adviser.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Investment Sub-Advisory Services.  Sub-Adviser shall
serve as investment sub-adviser and shall supervise and direct the investments of each series of Penn Series listed on Exhibit A attached hereto (each, a "Fund"), as such Exhibit may be amended by mutual agreement of the parties hereto, and to exercise all rights incidental to ownership in accordance with the investment objectives, program and restrictions applicable to the Fund as provided in Penn Series' Prospectus and Statement of Additional Information ("SAI"), as amended from time to time, and such other limitations as may be imposed by law or as Penn Series or Adviser may impose with notice in writing to Sub-Adviser. To enable Sub-Adviser to fully exercise its discretion, Adviser hereby appoints Sub-Adviser as agent and attorney-in-fact for the Fund with full power and authority to buy, sell and otherwise deal in securities and contracts for the Fund. No investment will be made by Sub-Adviser for the Fund if the investment would violate the investment objectives, investment restrictions or limitations of the Fund set out in the Prospectus and the SAI delivered to the Sub-Adviser and as may be amended and delivered to Sub-Adviser in the future. Sub-Adviser shall not take custody of any assets of Penn Series, but shall issue settlement instructions to the custodian designated by Penn Series (the "Custodian"). Sub-Adviser shall, in its discretion, obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the investment objectives of the Fund. In furtherance of this duty, Sub-Adviser, as agent and attorney-in-fact with respect to Adviser and Penn Series, is authorized, in its discretion and without prior consultation with Adviser or Penn Series, to:

(a) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

(b) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters or issuers as Sub-Adviser may select, in conformance with the provisions of Paragraph 4 herein; and

(c) take such other actions Sub-Adviser deems to be appropriate;

provided, however, that Sub-Adviser shall make no investment for the Fund that would violate the objectives, investment program, or restrictions or limitations of the Fund.

2.	Accounting and Related Services.  Sub-Adviser agrees
to cooperate with the Accounting Services Agent appointed by Penn Series pursuant to the Accounting Services Agreement entered into by Penn Series and the Accounting Services Agent. As requested from time to time, Sub-Adviser shall provide Penn Series and its Accounting Services Agent with such information as may be reasonably necessary to properly account for financial transactions with respect to the Fund.

3.	Sub-Advisory Fee.

      A.	Payment of Fee.  For the services Sub-Adviser
renders to the Fund under this Agreement, Adviser will pay Sub-
Adviser fees based on the average daily net assets of the Fund at the rates set forth in Section 3(B).

      B.	Fee Rate.  Eighty basis points (0.80%) with
respect to the first $10,000,000 of the average daily net assets of the Fund; sixty-five basis points (0.65%) with respect to the next $40,000,000 of the average daily net assets of the Fund; and fifty-five basis points (0.55%) with respect to the average daily net assets of the Fund in excess of $50,000,000.

      C.	Method of Computation.  The fee shall be accrued
for each calendar day and the sum of the daily fee accruals shall be paid monthly to Sub-Adviser as of the first business
day of the next succeeding calendar month.   The daily fee will
be computed by multiplying the fraction of one over the number of calendar days in the year by the annual rate applicable to the Fund as set forth above, and multiplying this product by the net assets of the Fund. The Fund's net assets, for purposes of the calculations described above, will be determined in accordance with the pricing and valuation procedures approved by the Penn Series Board of Directors as of the close of business on the most recent previous business day on which the Fund was open for business.

4.	Brokerage.  In executing portfolio transactions and
selecting brokers or dealers for the Fund, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available under the circumstances for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the skill, financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available under the circumstances, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act")). Consistent with any guidelines established by the Board of Directors of Penn Series and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers that are affiliated with the Adviser or Sub-Adviser if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund's assets be purchased from or sold to the Adviser or Sub-Adviser or any affiliated person of Penn Series, Adviser, or Sub-Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the Act. Sub-Adviser shall advise Penn Series' Board of Directors, when requested, as to all payments of commissions and as to its brokerage policies and practices and shall follow such instructions with respect thereto as may be given by Penn Series' Board. Penn Series has identified all broker-dealers affiliated with either Penn Series or Adviser, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. Adviser shall promptly furnish a written notice to Sub-Adviser if the information so provided is no longer accurate.

5.	Use of the Services of Others.  Sub-Adviser may (at
its cost except as contemplated by Section 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Penn Series, Adviser or itself, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to Penn Series and Adviser, or in the discharge of Sub-Adviser's overall responsibilities with respect to the other accounts which it serves as investment adviser.

6.	Personnel, Office Space, and Facilities.  Sub-Adviser
at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it, or any affiliate of Sub-Adviser, requires in the performance of services under this Agreement.

7.	Ownership of Software and Related Material.  All
computer programs, magnetic tapes, written procedures and similar items developed and used by Sub-Adviser or any affiliate in performance of this Agreement are the property of Sub-Adviser and will not become the property of Penn Series or Adviser.

8.	Reports to Penn Series and Cooperation with
Accountants. Sub-Adviser, and any affiliate of Sub-Adviser performing services for Adviser and Penn Series described in this Agreement, shall furnish to or place at the disposal of Penn Series and Adviser, such information, reports, evaluations, analyses and opinions as Penn Series and Adviser may, from time to time, reasonably request to reasonably ensure compliance with applicable laws and regulations or for any other purpose. Sub-Adviser and its affiliates shall cooperate with Penn Series' independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their examination, including, but not limited to, their opinion included in Penn Series' annual report under the Act and annual amendment to Penn Series' registration statement under the Act.

9.	Reports to Sub-Adviser.  Penn Series and/or Adviser
shall furnish or otherwise make available to Sub-Adviser such prospectuses, statements of additional information, financial statements, proxy statements, reports, and other information relating to the business and affairs of Penn Series, as Sub-Adviser may, from time to time, reasonably request in order to discharge its obligations under this Agreement.

10.	Ownership of Records.  All records required to be
maintained and kept current by Penn Series pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the Act and that are maintained and kept current by Sub-Adviser or any affiliated corporation of Sub-Adviser on behalf of Penn Series are the property of Penn Series; provided, however, that the Sub-Adviser may retain a copy of such records. Such records will be preserved by Sub-Adviser itself or through an affiliate for the periods prescribed in Rule 3la-2 under the Act, where applicable, or in such other applicable rules that may be adopted in the future under the Act. Such records may be inspected by representatives of Penn Series and Adviser at reasonable times and, in the event of termination of this Agreement, will be promptly delivered to Adviser and Penn Series upon request.

11.	Services to Other Clients.  Nothing herein contained
shall limit the freedom of Sub-Adviser or any affiliated person of Sub-Adviser to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations or to engage in other business activities. It is understood that Sub-Adviser may give advice and take action for its other clients which may differ from advice given, or the timing or nature of action taken, for the Fund.

12.	Confidential Relationship.  Information furnished by
Penn Series or by one party to this Agreement to another, including Penn Series' or a party's respective agents and employees, is confidential and shall not be disclosed to third parties unless required by law. Adviser and Sub-Adviser, on behalf of themselves and their affiliates and representatives, agree to keep confidential all records and other information relating to the other party or Penn Series (as the case may be), except after prior notification to and approval in writing by Adviser, Sub-Adviser or Penn Series (as the case may be), which approval shall not be unreasonably withheld, and may not be withheld, where Adviser, Sub-Adviser or any affiliate may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when so requested by Adviser, Sub-Adviser or Penn Series.

13.	Proxies and Valuation of Securities.  Subject to such
oversight by Penn Series as the Board of Directors of Penn Series shall deem appropriate, Sub-Adviser shall vote proxies solicited by or with respect to the issuers of securities held in the Fund.
  Upon reasonable request from the Adviser, the Sub-Adviser (through a qualified person) will reasonably assist the valuation committee of Penn Series or the Adviser in valuing securities of the Fund as may be required from time to time, including making available information of which the Sub-Adviser has knowledge related to the securities being valued; however, the Adviser acknowledges that the Adviser or its pricing agents shall assume all responsibility for valuation decisions.

14.	Compliance with Governmental Rules and Regulations.
Except as such responsibility may be placed upon Sub-Adviser or any affiliate by the terms of this Agreement, and except for the accuracy of information furnished to Penn Series by Sub-Adviser or any affiliate, Sub-Adviser does not assume responsibility for the preparation, contents and distribution of the prospectuses for Penn Series, for complying with any applicable requirements of the Act, the Exchange Act, the Securities Act of 1933, or any other laws, rules and regulations of governmental authorities having jurisdiction over Penn Series.

15.	Limitation of Liability.  The Sub-Adviser shall
exercise its best judgment in rendering the services provided by it under this Agreement; provided, however that the Sub-Adviser, including its officers, directors, employees and agents, shall not be subject to any liability under this Agreement for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misconduct, fraud, bad faith or negligence in the performance or non-performance of the Sub-Adviser's duties hereunder; by reason of reckless disregard by the Sub-Adviser of its duties hereunder; or any violation by the Sub-Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser may have under U.S. securities laws. Sub-Adviser shall not be responsible for any loss incurred by reason of any act or omission of the Custodian or of any broker, dealer, underwriter or issuer selected by Sub-Adviser with reasonable care.

  The Adviser, including its officers, directors, employees and agents, shall not be subject to any liability under this Agreement for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, fraud, bad faith or negligence in the performance or non-performance of the Adviser's duties hereunder; by reason of reckless disregard by the Adviser of its duties hereunder; or any violation by the Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under U.S. securities laws.

16.	Obligations of Adviser and Sub-Adviser.  It is
expressly agreed that the obligations of Adviser and Sub-Adviser hereunder shall not be binding upon any of their directors, shareholders, nominees, officers, agents or employees, personally. The execution and delivery of this Agreement have been authorized in accordance with the governing documents of each party and in accordance with applicable law, and shall be signed by an authorized officer of each party, acting as such, and shall be binding on each party.

17.	Indemnification by Adviser. Adviser will indemnify and
hold Sub-Adviser harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by Sub-Adviser resulting from: (a) any action or omission of Sub-Adviser or any affiliate, with respect to any service described in this Agreement, upon instructions reasonably believed by Sub-Adviser or any affiliate to have been executed by an individual who has been identified in writing by Penn Series or Adviser as a duly authorized officer of Penn Series or Adviser; (b) any action of Sub-Adviser or any affiliate, with respect to any service described in this Agreement upon information provided by Penn Series or Adviser in form and under policies agreed to by Sub-Adviser and Adviser; or
(c) any claim, demand, action or suit arising out of Adviser's or any affiliate's failure to comply with any term of this Agreement or which arise out of the willful misfeasance, bad faith, negligence or misconduct of Adviser, its affiliates, their agents or contractors. Sub-Adviser shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or willful misconduct of Sub-Adviser or its affiliates, agents or contractors, or constituting a failure by Sub-Adviser or any affiliate to comply with any term of this Agreement; provided, that such negligence or misconduct is not attributable to Adviser or any person that is an affiliate of Adviser or an affiliate of an affiliate of Adviser. Prior to the confession of any claim against it which may be subject to this indemnification, Sub-Adviser shall give Adviser reasonable opportunity to defend against said claim in its own name or in the name of Sub-Adviser.

18.	Indemnification by Sub-Adviser.  Sub-Adviser will
indemnify and hold harmless Penn Series and Adviser from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by Penn Series and Adviser and resulting from any claim, demand, action or suit arising out of Sub-Adviser's or any affiliate's failure to comply with any term of this Agreement or which arise out of the willful misfeasance, bad faith, negligence or misconduct of Sub-Adviser, its affiliates, their agents or contractors. Neither Penn Series nor Adviser shall be entitled to such indemnification in respect of actions or omissions constituting negligence or willful misconduct of Penn Series or Adviser, or their agents or contractors or constituting a failure by Adviser to comply with any term of this Agreement; provided, that such negligence or misconduct is not attributable to Sub-Adviser or any person that is an affiliate of Sub-Adviser or an affiliate of an affiliate of Sub-Adviser. Prior to confessing any claim against it which may be subject to this indemnification, Adviser shall give Sub-Adviser reasonable opportunity to defend against said claim in its own name or in the name of Adviser. For purposes of this
Section 18 and of Section 17 hereof, no broker or dealer shall be deemed to be acting as agent or contractor of Sub-Adviser or any affiliate of Sub-Adviser, in effecting or executing any portfolio transaction for the Fund.

19.	Further Assurances.  Each party agrees to perform such
further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.	Term of Agreement. The term of this Agreement shall
begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until two years from date of execution. Thereafter, this Agreement shall continue in effect from year to year with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually
(a) by either the Board of Directors of Penn Series, or by a vote of a majority of the outstanding voting securities of the Fund and (b) in either event by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of Penn Series who are not parties to this Agreement or interested persons of any such party. Sub-Adviser shall furnish to Penn Series, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement with respect to the Fund or any extension, renewal or amendment hereof.

21.	Compliance Program of the Sub-Adviser.  The Sub-
Adviser hereby represents and warrants that:

(a)  in accordance with Rule 206(4)-7 under the Advisers
Act the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-
Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act;
and

(b) to the extent that the Sub-Adviser's activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws"
(as such term is defined in Rule 38a-1 under the Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 21(b), along with the policies and procedures referred to in Paragraph 21(a), are referred to herein as the Sub-
Adviser's "Compliance Program").

22.	Reporting of Compliance Matters.

(a) The Sub-Adviser shall promptly provide to Penn Series'
Chief Compliance Officer ("CCO") and the Adviser's CCO the following documents:

(i) copies of all SEC examination correspondences, including correspondences regarding books and records examinations and "sweep" examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as "deficiency letters") relating to any aspect of the Sub-Adviser's investment advisory business and the Sub-Adviser's responses thereto;

(ii) a report of any material violations of the Sub-
Adviser's Compliance Program or any "material compliance matters" (as such term is defined in Rule 38a-1 under the Act) that have occurred with respect to the Sub-Adviser's Compliance Program;

(iii) a report of any material changes to the policies and procedures that compose the Sub-Adviser's
Compliance Program;

(iv) a copy of the Sub-Adviser's chief compliance officer's report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser's Compliance
Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v) an annual (or more frequently as Penn Series' CCO and Adviser's CCO may reasonably request) representation regarding the Sub-Adviser's compliance with Paragraphs 21 and 22 of this Agreement.

(b) The Sub-Adviser shall also provide Penn Series' CCO and
Adviser's CCO with reasonable access, during normal business hours, to the Sub-Adviser's facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

23.	Amendment of Agreement.  This Agreement may be amended
only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the Act, the rules and regulations promulgated under the Act and the provisions of any other applicable law or regulation.

24.	Assignment of Agreement.  This Agreement shall
terminate automatically in the event of its assignment, as required by the Act and rules and regulations promulgated thereunder.

25.	Termination of Agreement.  This Agreement may be
terminated by Adviser, Penn Series or by Sub-Adviser, with respect to the Fund, without payment of any penalty, upon 60 days' prior notice in writing from Adviser to Sub-Adviser, or upon 90 days' prior notice in writing from Sub-Adviser to Adviser; provided, that in the case of termination by Penn Series, such action shall have been authorized by resolution of a majority of its directors who are not interested persons of any party to this Agreement, or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding any such termination, the provisions of Sections 17 and 18 of this Agreement shall remain in full force and effect and both the Adviser and the Sub-Adviser shall remain entitled to the benefit of such provisions.

26.	Miscellaneous.

      A.	Captions.  The captions in this Agreement are
included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      B.	Interpretation.  Nothing herein contained shall
be deemed to require Penn Series to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of Penn Series of its responsibility for and control of the conduct of the affairs of Penn Series.

      C.	Definitions.  Any question of interpretation of
any terms or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment," and "affiliated person," as used herein, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      D.	Notice.  Notice under the Agreement shall be in
writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the addressed party at such address as such party may designate for the receipt of such notices. Until further notice, it is agreed that for this purpose the address of Adviser is Penn Mutual Asset Management, LLC, Attention: President, 600 Dresher Road, Suite 100, Horsham, PA 19044, that of the Adviser's CCO is Penn Mutual Asset Management, LLC, Attention: Chief Compliance Officer, 600 Dresher Road, Suite 100, Horsham, PA 19044, that of Sub-Adviser is AllianceBernstein L.P., Attention: Legal Department, 1345 Avenue of the Americas, New York, NY 10105, and that of the Penn Series' CCO is Penn Series Funds, Inc., Attention: Chief Compliance Officer, 600 Dresher Road, Suite 100, Horsham, PA 19044.

      E.	State Law.  This Agreement shall be governed by
the internal laws of the State of Maryland, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the Act.

      F.	Counterparts.  This Agreement may be entered into
in counterparts, each of which when so executed and delivered shall be deemed to be an original, and together shall constitute one document.

      G.	Entire Agreement; Severability.  This Agreement
is the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings regarding the subject matter hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

      H.	No Third Party Beneficiaries. Neither party
intends for this Agreement to benefit any third-party not expressly named in this Agreement.

      I.	Changes in Sub-Adviser Organization. The Sub-
Adviser agrees to notify the Adviser within a reasonable period of time regarding a material change in the members of Sub-
Adviser.

      J.	Consultation Between Sub-Advisers.  In
performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Penn Series portfolio concerning transactions in securities or other assets for the Fund, except as permitted by Rule 12d3-1 under the Act.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.



PENN MUTUAL ASSET MANAGEMENT, LLC



By:  /s/  Keith G. Huckerby
          Keith G. Huckerby
          President and Chief Marketing Officer




ALLIANCEBERNSTEIN L.P.



By:  /s/  Louis T. Mangan
 	  Louis T. Mangan
 	  Assistant Secretary




Exhibit A

LIST OF FUNDS

Name of Fund

SMID Cap Value Fund